Exhibit 99.1

NEWS RELEASE

Rambus and Renesas Electronics Renew License Agreement

New five-year agreement includes memory, interface, and security technologies for use in logic integrated circuits

SUNNYVALE, Calif. – July 07, 2015 – Rambus Inc. (NASDAQ:RMBS) today announced it has renewed its patent license agreement with Renesas Electronics Corporation (TSE:6723). The new agreement extends the relationship between the companies until April 1, 2020, covering the use of Rambus patented memory, interface, and security technologies in a wide range of logic integrated circuit (IC) products offered by Renesas Electronics. Specific terms of the agreement are confidential.

“This renewal with Renesas Electronics further exemplifies the value of our technology with one of the leading global semiconductor companies,” said Dr. Ron Black, president and chief executive officer at Rambus. “We have had a long-term relationship with Renesas Electronics and look forward to further strengthening our collaboration.”

Rambus drives innovation in memory and interface designs, security, lighting and imaging technology, addressing key industry trends in mobile, consumers and enterprise applications. For additional information on Rambus technologies, visit rambus.com.

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About Rambus Inc.

Rambus brings invention to market. Our customizable IP cores, architecture licenses, tools, services, and training improve the competitive advantage of our customer’s products while accelerating their time-to-market. Rambus products and innovations capture, secure and move data. For more information, visit rambus.com.

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RMBSFN

Press contact:

Simone Souza

Rambus

(408) 462-8859

ssouza@rambus.com

Hilary Costa

Racepoint Global

(415) 694-6705

hcosta@racepointglobal.com

© 2015 Rambus Inc.